Exhibit 5

2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com
May 17, 2010
American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
Ladies and Gentlemen:
     We have acted as counsel to American Campus Communities, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 1,500,000 shares (the “Shares”) of the common shares, par value $0.01 par value per share (the “Common Stock”), that may be issued pursuant to the American Campus Communities, Inc. 2010 Incentive Award Plan (the “Plan”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Articles of Incorporation of the Company and the Bylaws of the Company, each as amended to date, and the Plan. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
     The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Common Stock will be available for issuance when the Shares are issued.
     Based upon the foregoing, we are of the opinion that the Shares that may be issued by the Company, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours, LOCKE LORD BISSELL& LIDDELL LLP
By:	/s/ Toni Weinstein
Toni Weinstein